CONSENT TO USE OF GEOLOGY REPORT



To the Board of Directors of
Pioneer Exploration Inc.



I hereby consent to the inclusion of my name in connection with the Form SB-2 Registration Statement filed with the Securities and Exchange Commission and reference to my geology report of May 2006 for the registrant, Pioneer Exploration Inc.

Sincerely,


/s/ George E. Nicholson
------------------------------------
George E. Nicholson, P.Geo, FRGS
May 19, 2005